EXHIBIT 4.3.9A


                    EXCERPT FROM MINUTES OF OCTOBER 20, 1995
                        MEETING OF BOARD OF DIRECTORS OF
                           GENERAL COMMUNICATION, INC.

         John Lowber next proposed and the Committee agreed that the definition of compensation included in the Company's Employee Stock Purchase Plan be amended so that compensation shall be calculated to include amounts that are not currently paid to a Participant and not includible in a Participant's gross income by reason of the application of Code Section 125 and 402(g). The change was incorporated as Amendment Number 2 to the Revised Qualified Employee Stock Purchase Plan of General Communication, Inc. The Board adopted the following resolution:

                  Resolved,   that   Amendment   Number   2   to   the   General
                  Communication, Inc. Qualified Employee Stock Purchase Plan hereby is approved and adopted, effective January 1, 1995.



Amendment to Registration Statement (S-8)                                Page 14